Exhibit 1.01

RTI Surgical, Inc.

Conflict Minerals Report

For The Reporting Period From January 1, 2015 to December 31, 2015

This Conflict Minerals Report of RTI Surgical, Inc. (this “Report”) has been prepared for the reporting period from January 1, 2015 to December 31, 2015 pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants who manufacture or contract to manufacture products containing “Conflict Minerals” (as defined in the next sentence) which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite (“coltan”), gold, wolframite, and the derivatives tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Pursuant to the Rule, we were required to conduct due diligence for 2015 on the Conflict Minerals’ source and chain of custody and to submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures. Those measures are discussed below.

Company Overview

This Report has been prepared by management of RTI Surgical, Inc. (herein referred to as “RTI Surgical”, the “Company,” “we,” “us,” or “our”). We are a leader in the use of natural tissues, metals and synthetics to produce orthopedic and other surgical implants that repair and promote the natural healing of human bone and other human tissues and improve surgical outcomes. We process donated human musculoskeletal and other tissue, including bone, cartilage, tendon, ligament, fascia lata, pericardium, sclera and dermal tissue, and bovine and porcine animal tissue in producing allograft and xenograft implants utilizing proprietary BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes and manufacture metal and synthetic implants for distribution to hospitals and surgeons.

While our allograft and xenograft implants do not contain Conflict Minerals, we manufacture metal and synthetic implants that may contain Conflict Minerals. We do not source the necessary Conflict Minerals in the in-scope products that we manufacture directly from mines, smelters or refiners and believe that we are in most cases many levels removed from these market participants. As a result, we have limited influence over the mines, smelters, refiners and many of the other suppliers in our supply chain. Furthermore, for these reasons, and because our supply chain is large and constantly evolving, we have difficulty in obtaining information on the source of each of the Conflict Minerals in the in-scope products that we manufacture. However, through the efforts described in this Conflict Minerals Report, we attempt to ensure that our sourcing practices are consistent with our Conflict Minerals Policy, which is discussed in the section below, and to encourage conflict free sourcing in our supply chain.

We strive to conduct our activities in a manner that reflects our mission and Code of Conduct, which includes being a good corporate citizen, dealing fairly in business, behaving ethically, supporting a safe and healthy workplace, doing business in an environmentally responsible manner, and complying with applicable law. We are committed to ensuring that our supply chain reflects our values and beliefs, including adherence to principles of responsible sourcing for materials for our products. As part of our commitment we have adopted a Supply Chain Policy (“Policy”) relating to conflict minerals which is posted on our website at www.rtix.com/en_us/about/corporate-social-responsibility. Our Policy provides that we support the goals and objectives of the Dodd-Frank Act and that we expect our suppliers to support our efforts to comply with the Dodd-Frank Act and to proactively identify and make every effort to eliminate the use of any Conflict Minerals in our supply chain. In addition, we expect our suppliers to conduct business operations in an ethical manner and comply with all applicable laws related to environmental responsibility, workplace health and safety, and human resources.

Due Diligence Process

The Company’s due diligence program and related efforts on the chain of custody of the Conflict Minerals in its products has been designed in consideration of the framework in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition (the “OECD Guidance”). It is important to note that the OECD Guidance was written for both upstream and downstream companies in the supply chain. As RTI Surgical is close to the end-user of its products and is therefore a downstream company in the supply chain, our due diligence measures were tailored accordingly, which includes the five-step framework for risk-based due diligence in the mineral supply chain.

•	Project Team: We created a cross-functional project team of leaders with the goal of having competence, knowledge and experience to oversee the supply chain due diligence process.

•	Risk Assessment: We utilized a risk-based approach to survey suppliers in an attempt to identify relevant suppliers in our supply chain. In determining which suppliers to survey, the Company’s supply chain, engineering and operation personnel used Company product control data to identify parts, materials and components, which they reasonably considered to possibly contain Conflict Minerals.

•	Reasonable Country of Origin Survey (“RCOI”): For suppliers of parts, materials and components that may contain Conflict Minerals that were identified as part of our risk assessment, we worked with a third-party solution provider to distribute supplier surveys, initiate communication with those suppliers and engage those in order to conduct a RCOI.

•	Survey Analysis: We collected survey responses as they were returned, and performed analysis of the information received. Upon review, where appropriate, we asked suppliers for clarification of the supply source of their Conflict Minerals.

•	Maintenance of Reviewable Business Records: We established and implemented a system to document and track due diligence efforts. This system tracks which suppliers are utilized for each part, material or component of our products, as well as the results of each supplier’s Country of Origin Survey specifically for Conflict Minerals.

•	Reporting Violations: We maintain mechanisms by which employees, suppliers and third parties may report violations of our internal policies and procedures related to Conflict Minerals as part of our hotline and management contact processes.

We intend to continue to improve our due diligence measures, which we believe will further mitigate the risk that our necessary Conflict Minerals do not benefit armed groups. The steps we intend to take in the 2016 compliance period include:

•	further clarify the RTI Surgical guidelines regarding the expectations of our suppliers as it relates to sourcing of materials through training and communication;

•	work with suppliers to eliminate any high risk smelters/refiners from the supply chain;

•	develop processes for screening new suppliers and maintaining current suppliers year to year; and

•	refine and implement strategy that will enable RTI Surgical to respond to supply chain risks.

Determination

A total of 128 suppliers were identified as in-scope and contacted as part of the RCOI process. The response rate among these suppliers was 87%. Of these responding suppliers, 23% indicated one or more of the Conflict Minerals as necessary to the functionality or production of the products they supply to the Company. Through the smelter/refiner identification and validation process, the Company identified 24 out of 253 smelters/refiners with an indication of Covered Country sourcing, see table below. Due to our downstream position in our supply chain, we rely on our suppliers for accurate smelter and refiner information.

Smelter Name	Conflict Mineral	Smelter Country
CCR Refinery - Glencore Canada Corporation	Gold	Canada
Conghua Tantalum and Niobium Smeltry	Tantalum	China
CV United Smelting	Tin	Indonesia
Duoluoshan	Tantalum	China
EM Vinto	Tin	Bolivia
H.C. Starck GmbH	Tungsten	Germany
H.C. Starck Inc.	Tantalum	United States
Hi-Temp Specialty Metals, Inc.	Tantalum	United States
Jiujiang Tanbre Co., Ltd.	Tantalum	China
Kemet Blue Powder	Tantalum	United States
Malaysia Smelting Corporation (MSC)	Tin	Malaysia
Minsur	Tin	Peru
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	China
Operaciones Metalurgical S.A.	Tin	Bolivia
PT Bukit Timah	Tin	Indonesia
PT Pelat Timah Nusantara Tbk	Tin	Indonesia
PT Stanindo Inti Perkasa	Tin	Indonesia
PT Timah (Persero) Tbk Mentok	Tin	Indonesia
Rand Refinery (Pty) Ltd.	Gold	South Africa
Thaisarco	Tin	Thailand
Ulba Metallurgical Plant JSC	Tantalum	Kazakhstan
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	China
Xiamen Tungsten Co., Ltd.	Tungsten	China
Zhuzhou Cemented Carbide	Tantalum	China

For 23 out of the 24 smelters/refiners listed in the above table, the Company found no reasonable basis for concluding that the smelters/refiners sourced Conflict Minerals that directly or indirectly financed or benefited armed groups. For the one remaining smelter/refiner, PT Pelat Timah Nusantara Tbk, the Company was unable to determine whether PT Pelat Timah Nusantara Tbk sourced Conflict Minerals that directly or indirectly financed or benefited armed groups.